Filed Pursuant to Rule 424(b)(5)

Registration No. 333-110345

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated November 18, 2003,

and amended January 21, 2004)

8,013,005 shares of common stock

This prospectus supplement supplements the prospectus dated November 18, 2003, and amended January 21, 2004, relating to the disposition by the selling stockholders of FX Energy, Inc., or their transferees, of up to 8,013,005 shares of common stock or interests therein. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

An investment in our shares involves certain risks. We urge you to read the “Risk Factors” section beginning on page 2 of the prospectus and the rest of the prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2008.

            The table and related notes appearing on page 16 of the prospectus, in the section entitled “Selling Stockholders,” are amended to add the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to persons previously listed in the prospectus with the information provided below. The information below is based solely on information provided by or on behalf of the Selling Stockholders, and we have not independently verified such information:

	Common Stock
	Beneficially Owned Before Offering		Number to be Sold(15)	Beneficially Owned After Offering
Selling Stockholder	Number	Percent		Number	Percent

CB II Capital Group, LP.	--	--	--	--	--
Stanley M. Burnstein Revocable Living Trust dated 4-06-90 as amended	161,791(16)	*	16,278	145,513	*
Thomas W. Hall Trust	105,426	*	5,426	100,000	*
Paul Kramer	262,868	*	21,705	241,163	*
Jeffrey T. Montgomery	255,585	*	27,131	228,454	*
Orion Capital Investments, LLC(17)	547,170	1.3	104,261	442,909	1.1
James H. McCroy	815,117(18)	2.0	112,235	702,882	1.7

____________________

Note:

The footnote numbering sequence from the full selling stockholders’ table in the prospectus and previous prospectus supplements have been retained, resulting in numbering that appears out of sequence in this prospectus supplement.

*	Less than 1%.

. . . .

(15)	Percentages in this prospectus supplement are calculated using 41,211,670 shares of common stock issued and outstanding as of the date of this prospectus supplement.
(16)	Includes 30,689 shares held in an IRA.
(17)

J. Shawn Chalmers is the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC (“Orion”). The other members of Orion have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares directly owned by Orion. As reported in his Schedule 13G filed with the Securities and Exchange Commission, amended September 23, 2008, Mr. Chalmers is the beneficial owner of 2,004,319 shares of the Company’s common stock including the 547,170 shares and immediately exercisable warrants owned by Orion.

(18)	Includes warrants to purchase 19,991 shares of common stock held by JHM Investment Group, Inc., of which James H. McCroy is president.

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